                               Cytyc Corporation
                                 Exhibit 11.1
       Statement  of Computation of Weighted Average Shares Outstanding

                                                         For the three months ended       For the nine months ended
                                                                September 30,                   September 30,
                                                         --------------------------       --------------------------
                                                              1995          1996               1995          1996
                                                         ------------   -----------        ------------   -----------
                                                         (pro forma)                       (pro forma)
Weighted average Series A-1 Convertible Preferred
Stock outstanding during the period, assuming con-
version to common stock                                   2,399,573             -            2,399,573           -

Weighted average Series B-1 Convertible Preferred
Stock outstanding during the period, assuming
conversion to common stock (1)                            3,569,370             -            3,569,370           -

Weighted average Series C-1 Convertible Preferred
Stock outstanding during the period, assuming con-
version to common stock (2)                               3,809,383             -            3,809,383           -

Weighted average Common Stock outstanding during
the period (3)                                              308,106       13,709,514           307,624      12,737,241

Net share issuable upon exercise of stock options
granted subsequent to January 15, 1992 (2)                  782,274              -              782,274          -
                                                        -----------       ----------         ----------     ----------
                                                         10,868,706       13,709,514         10,868,224     12,737,241
                                                        ===========       ==========         ==========     ==========

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(1)  All outstanding shares of Series B1 Convertible Preferrred Stock are assumed to have been converted into shares of Common Stock at the time of issuance of the four prior series of Convertible Preferred Stock, which automatically converted into Series B1 Convertible Preferred Stock in 1995.
(2) Common Stock equivalents issued and stock options granted during the twelve month period immediately prior to the filing of the initial public offering have been included as outstanding for all periods presented prior to the initial public offering using the treasury-stock method and the public offering price.
(3) In March, 1996, the Company sold, through an initial public offering, 3,000,000 shares of its Common stock at $16 per share. All shares of the Company's Convertible Preferred Stock were automatically converted into 9,778,326 shares of Common Stock at the time of the initial public offering and are assumed to be issued Common Stock as of January 1, 1996. Additionally, on April 4, 1996, the Underwriters of the Company's initial public offering exercised their over-allotment option in full to purchase an additional 450,000 shares of the Company's Common Stock at $16 per share.